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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Gaylord Entertainment Company for the offer to exchange up to $350,000,000 of outstanding 8% Senior Notes due 2013 for up to $350,000,000 of 8% Senior Notes due 2013 that have been registered under the Securities Act of 1933 and to the inclusion and incorporation by reference therein of our report dated September 15, 2003 (except for Notes 21 and 23, as to which the date is November 20, 2003), with respect to the consolidated financial statements of Gaylord Entertainment Company included herein and in its Current Report on Form 8-K filed on January 9, 2004 with the Securities and Exchange Commission, and to the incorporation by reference of our report dated February 5, 2003, with respect to certain financial statement schedules included in Gaylord Entertainment Company's Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                                           /s/ ERNST & YOUNG LLP


Nashville, Tennessee
January 7, 2004